Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONDUIT PHARMACEUTICALS INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Conduit Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	Article 1 of the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

ARTICLE 1.

NAME

The name of the corporation is CDT Equity Inc. (the “Corporation”).

2.	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.	This amendment will be effective as of 5:00 p.m. Eastern Time on August 5, 2025

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 5th day of August, 2025.

By:	/s/ Andrew Regan
Name:	Andrew Regan
Title:	Chief Executive Officer